The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated March 4, 2020

March , 2020	Registration Statement Nos. 333-222672 and 333-222672-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Uncapped Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX® Select Dividend 30 Index and the S&P MidCap 400® Index due March 14, 2024

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek an uncapped return of at least 1.35 times any appreciation of an unequally weighted basket of the S&P 500® Index, the EURO STOXX® Select Dividend 30 Index and the S&P MidCap 400® Index.
•	Because the S&P 500® Index makes up 50.00% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend to a greater extent on the performance of the S&P 500® Index.
•	Despite its name, the EURO STOXX® Select Dividend 30 Index is a price return index, which means that the returns on the EURO STOXX® Select Dividend 30 Index will not include any dividends paid on the securities that make up the EURO STOXX® Select Dividend 30 Index
•	Investors should be willing to forgo interest and dividend payments and be willing to lose up to 80.00% of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about March 9, 2020 and are expected to settle on or about March 12, 2020.
•	CUSIP: 48132KEQ4

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $7.50 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $976.20 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $950.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-I dated April 5, 2018, underlying supplement no. 1-I dated April 5, 2018 and the prospectus and prospectus supplement, each dated April 5, 2018

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Basket: The notes are linked to an unequally weighted basket consisting of the following:

•	50.00% of the S&P 500® Index (Bloomberg ticker: SPX);
•	30.00% of the EURO STOXX® Select Dividend 30 Index (Bloomberg ticker: SD3E); and
•	20.00% of the S&P MidCap 400® Index (Bloomberg ticker: MID)

(each, an “Index” and together, the “Indices”).

Upside Leverage Factor: At least 1.35 (to be provided in the pricing supplement)

Buffer Amount: 20.00%

Pricing Date: On or about March 9, 2020

Original Issue Date (Settlement Date): On or about March 12, 2020

Observation Date *: March 11, 2024

Maturity Date*: March 14, 2024

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Payment at Maturity:

If the Final Basket Value is greater than the Initial Basket Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return × Upside Leverage Factor)

If the Final Basket Value is equal to the Initial Basket Value or is less than the Initial Basket Value by up to the Buffer Amount, you will receive the principal amount of your notes at maturity.

If the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 × (Basket Return + Buffer Amount)]

If the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount, you will lose some or most of your principal amount at maturity.

Basket Return:

(Final Basket Value – Initial Basket Value)
Initial Basket Value

Initial Basket Value: Set equal to 100 on the Pricing Date

Final Basket Value: The closing level of the Basket on the Observation Date

Closing Level of the Basket:

100 × [1 + (50.00% × Index Return of the S&P 500® Index) + (30.00% ×Index Return of the EURO STOXX® Select Dividend 30 Index) + (20.00% × Index Return of the S&P MidCap 400® Index)]

Index Return: With respect to each Index,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Index, the closing level of that Index on the Pricing Date

Final Value: With respect to each Index, the closing level of that Index on the Observation Date

PS-1 | Structured Investments

Uncapped Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX® Select Dividend 30 Index and the S&P MidCap 400® Index

Hypothetical Payout Profile

The following table illustrates the hypothetical total return at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below assume the following:

•	an Initial Basket Value of 100.00;
•	an Upside Leverage Factor of 1.35; and
•	a Buffer Amount of 20.00%.

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.

Final Basket Value	Basket Return	Total Return on the Notes	Payment at Maturity
165.00	65.00%	87.75%	$1,877.50
150.00	50.00%	67.50%	$1,675.00
140.00	40.00%	54.00%	$1,540.00
130.00	30.00%	40.50%	$1,405.00
120.00	20.00%	27.00%	$1,270.00
110.00	10.00%	13.50%	$1,135.00
105.00	5.00%	6.75%	$1,067.50
101.00	1.00%	1.35%	$1,013.50
100.00	0.00%	0.00%	$1,000.00
95.00	-5.00%	0.00%	$1,000.00
90.00	-10.00%	0.00%	$1,000.00
85.00	-15.00%	0.00%	$1,000.00
80.00	-20.00%	0.00%	$1,000.00
70.00	-30.00%	-10.00%	$900.00
60.00	-40.00%	-20.00%	$800.00
50.00	-50.00%	-30.00%	$700.00
40.00	-60.00%	-40.00%	$600.00
30.00	-70.00%	-50.00%	$500.00
20.00	-80.00%	-60.00%	$400.00
10.00	-90.00%	-70.00%	$300.00
0.00	-100.00%	-80.00%	$200.00

PS-2 | Structured Investments

Uncapped Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX® Select Dividend 30 Index and the S&P MidCap 400® Index

How the Notes Work

Upside Scenario:

If the Final Basket Value is greater than the Initial Basket Value, investors will receive at maturity the $1,000 principal amount plus a return equal to the Basket Return times the Upside Leverage Factor of at least 1.35.

•	Assuming a hypothetical Upside Leverage Factor of 1.35, if the closing level of the Basket increases 10.00%, investors will receive at maturity a 13.50% return, or $1,135.00 per $1,000 principal amount note.

Par Scenario:

If the Final Basket Value is equal to the Initial Basket Value or is less than the Initial Basket Value by up to the Buffer Amount of 20.00%, investors will receive at maturity the principal amount of their notes.

Downside Scenario:

If the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount of 20.00%, investors will lose 1% of the principal amount of their notes for every 1% that the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount.

•	For example, if the closing level of the Basket declines 50.00%, investors will lose 30% of their principal amount and receive only $700.00 per $1,000 principal amount note at maturity, calculated as follows:

$1,000 + [$1,000 × (-50.00% + 20.00%)] = $700.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

PS-3 | Structured Investments

Uncapped Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX® Select Dividend 30 Index and the S&P MidCap 400® Index

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and underlying supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the Final Basket Value is less than the Initial Basket Value by more than 20.00%, you will lose 1% of the principal amount of your notes for every 1% that the Final Basket Value is less than the Initial Basket Value by more than 20.00%. Accordingly, under these circumstances, you will lose up to 80.00% of your principal amount at maturity.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

•	JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE S&P 500® INDEX,

but JPMorgan Chase & Co. will not have any obligation to consider your interests in taking any corporate action that might affect the level of the S&P 500® Index.

•	THE NOTES DO NOT PAY INTEREST.
•	CORRELATION (OR LACK OF CORRELATION) OF THE INDICES —

The notes are linked to an unequally weighted Basket composed of three Indices. Because the S&P 500® Index makes up 50.00% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend to a greater extent on the performance of the S&P 500® Index. In calculating the Final Basket Value, an increase in the level of one of the Indices may be moderated, or more than offset, by lesser increases or declines in the levels of the other Indices. In addition, high correlation of movements in the levels of the Indices during periods of negative returns among the Indices could have an adverse effect on the payment at maturity on the notes.

•	YOU WILL NOT RECEIVE DIVIDENDS ON THE SECURITIES INCLUDED IN ANY INDEX OR HAVE ANY RIGHTS WITH RESPECT TO THOSE SECURITIES.

PS-4 | Structured Investments

Uncapped Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX® Select Dividend 30 Index and the S&P MidCap 400® Index

•	NON-U.S. SECURITIES RISK WITH RESPECT TO THE EURO STOXX® SELECT DIVIDEND 30 INDEX —

The equity securities included in the EURO STOXX® Select Dividend 30 Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

•	NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES WITH RESPECT TO THE EURO STOXX® SELECT DIVIDEND 30 INDEX —

The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the EURO STOXX® Select Dividend 30 Index are based, although any currency fluctuations could affect the performance of the EURO STOXX® Select Dividend 30 Index.

•	THERE IS NO ASSURANCE THAT STRATEGY EMPLOYED BY THE EURO STOXX® SELECT DIVIDEND 30 INDEX WILL BE SUCCESSFUL —

The EURO STOXX® Select Dividend 30 Index is composed of 30 of the highest dividend-paying stocks selected from the components of the EURO STOXX® Index, which provides a broad representation of the developed markets in the Eurozone.  There is, however, no assurance that the EURO STOXX® Select Dividend 30 Index will outperform any other index or strategy that tracks Eurozone stocks selected using other criteria.  Although the EURO STOXX® Select Dividend 30 Index measures the performance of high dividend-yielding companies, the EURO STOXX® Select Dividend 30 Index is a price return index and, therefore, the return on the EURO STOXX® Select Dividend 30 Index will not include any dividends paid on the securities that make up the EURO STOXX® Select Dividend 30 Index.  In addition, the EURO STOXX® Select Dividend 30 Index is constructed pursuant to a weighting methodology in which the weights of components reflect their indicated annual net dividend yields.  It is possible that the stock selection and weighting methodology of the EURO STOXX® Select Dividend 30 Index will adversely affect its return (for example, by providing exposure to stocks that do not perform as well as other stocks with lower dividend yields) and, consequently, the value of the EURO STOXX® Select Dividend 30 Index and of the notes. An investment in the EURO STOXX® Select Dividend 30 Index may also underperform an investment linked to the EURO STOXX® Index as a whole.

•	DESPITE ITS NAME, THE EURO STOXX® SELECT DIVIDEND 30 INDEX IS A PRICE RETURN INDEX, WHICH MEANS THAT THE RETURN ON THE EURO STOXX® SELECT DIVIDEND 30 INDEX WILL NOT INCLUDE ANY DIVIDENDS PAID ON THE SECURITIES THAT MAKE UP THE EURO STOXX® SELECT DIVIDEND 30 INDEX.
•	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH MID-SIZE CAPITALIZATION STOCKS WITH RESPECT TO THE S&P MIDCAP 400® INDEX —

Mid-size capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Mid-size capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Upside Leverage Factor.

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

PS-5 | Structured Investments

Uncapped Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX® Select Dividend 30 Index and the S&P MidCap 400® Index

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Basket. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

The Basket

The return on the notes is linked to an unequally weighted basket consisting of the S&P 500® Index, the EURO STOXX® Select Dividend 30 Index and the S&P MidCap 400® Index. Because the S&P 500® Index makes up 50.00% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend to a greater extent on the performance of the S&P 500® Index.

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.

The EURO STOXX® Select Dividend 30 Index is composed of 30 of the highest dividend-paying stocks selected from the components of the EURO STOXX® Index, which provides a broad representation of the developed markets in the Eurozone. The component stocks are selected from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. Not all 11 countries are represented in the EURO STOXX® Select Dividend 30 Index at any given time. Although the EURO STOXX® Select Dividend 30 Index measures the performance of high dividend-yielding companies, the EURO STOXX®

PS-6 | Structured Investments

Uncapped Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX® Select Dividend 30 Index and the S&P MidCap 400® Index

Select Dividend 30 Index is a “price return index” and, therefore, the return on the EURO STOXX® Select Dividend 30 Index will not include any dividends paid on the securities that make up the EURO STOXX® Select Dividend 30 Index. For additional information about the EURO STOXX® Select Dividend 30 Index, see Annex A in this pricing supplement.

The S&P MidCap 400® Index consists of stocks of 400 companies selected to provide a performance benchmark for the mid-size market capitalization segment of the U.S. equity markets. For additional information about the S&P MidCap 400® Index, see “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.

Historical Information

The following graphs set forth the historical performance of the Basket as a whole, as well as each Index, based on the weekly historical closing levels from January 2, 2015 through February 28, 2020. The graph of the historical performance of the Basket assumes that the closing level of the Basket on January 2, 2015 was 100 and that the weights of the Indices were as specified under “Key Terms — Basket” in this pricing supplement on that date. The closing level of the S&P 500® Index on March 3, 2020 was 3,003.37. The closing level of the EURO STOXX® Select Dividend 30 Index on March 3, 2020 was 1,784.42. The closing level of the S&P MidCap 400® Index on March 3, 2020 was 1,835.19. We obtained the closing levels of the Indices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

PS-7 | Structured Investments

Uncapped Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX® Select Dividend 30 Index and the S&P MidCap 400® Index

The historical closing levels of the Basket and the Indices should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Basket on the Observation Date or the closing levels of the Indices on the Pricing Date or the Observation Date. There can be no assurance that the performance of the Basket will result in the return of any of your principal amount in excess of $200.00 per $1,000 principal amount note, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

PS-8 | Structured Investments

Uncapped Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX® Select Dividend 30 Index and the S&P MidCap 400® Index

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject

PS-9 | Structured Investments

Uncapped Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX® Select Dividend 30 Index and the S&P MidCap 400® Index

to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”).  Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).  Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders.  Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes.  You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a note, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as interest). You should consult your tax adviser regarding the potential application of FATCA to the notes.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

PS-10 | Structured Investments

Uncapped Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX® Select Dividend 30 Index and the S&P MidCap 400® Index

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Basket” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among

PS-11 | Structured Investments

Uncapped Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX® Select Dividend 30 Index and the S&P MidCap 400® Index

other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004519/dp87528_424b2-ps4i.pdf
•	Underlying supplement no. 1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-12 | Structured Investments

Uncapped Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX® Select Dividend 30 Index and the S&P MidCap 400® Index

ANNEX A

The EURO STOXX® Select Dividend 30 Index

All information contained in this pricing supplement regarding the EURO STOXX® Select Dividend 30 Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, STOXX Limited. The EURO STOXX® Select Dividend 30 Index is calculated, maintained and published by STOXX Limited. STOXX Limited has no obligation to continue to publish, and may discontinue publication of, the EURO STOXX® Select Dividend 30 Index.

The EURO STOXX® Select Dividend 30 Index is reported by Bloomberg L.P. under the ticker symbol “SD3E.”

The EURO STOXX® Select Dividend 30 Index was created by STOXX Limited, a wholly owned subsidiary of Deutsche Börse AG. The EURO STOXX® Select Dividend 30 Index has a base date of December 30, 1998 and a base value of 1,000.

EURO STOXX® Select Dividend 30 Index Composition and Maintenance

The EURO STOXX® Select Dividend 30 Index is composed of 30 of the highest dividend-paying stocks selected from the components of the EURO STOXX® Index, which provides a broad representation of the developed markets in the Eurozone. The component stocks are selected from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain.  Not all 11 countries are represented in the EURO STOXX® Select Dividend 30 Index at any given time. Although the EURO STOXX® Select Dividend 30 Index measures the performance of high dividend-yielding companies, it is a price return index and, therefore, the return on the EURO STOXX® Select Dividend 30 Index will not include any dividends paid on the securities that make up the EURO STOXX® Select Dividend 30 Index.

Components of the EURO STOXX® Index and their secondary share lines are eligible. Companies are screened for the following criteria: indicated annualized dividend (applies for components and non-components), non-negative dividend growth rate over the past five years (applies for non-components only), dividend payments in four out of five calendar years (applies for non-components only), non-negative payout ratio (applies for components and non-components), payout ratio of less than or equal to 60% (applies for non-components only) and a minimum level of liquidity (applies for non-components) as described below. For companies that have more than one share line, the line with the higher dividend yield is chosen.

The minimum liquidity threshold for each non-component is based on the average daily traded value over the 3-month period ending on the month prior to the review month and is determined as follows:

where ADTVi represents the average daily traded value of the ith non-component stock over the 3-month period ending on the month prior to the review month.

To obtain the selection list, all companies are ranked according to an outperformance factor, calculated as the net dividend yield of the company divided by (x) the greater of maximum of (the relevant STOXX® Country TMI net dividend yield; EURO STOXX® TMI net dividend yield) minus (y) 1. All current companies ranked from 1 to 60 in the selection list will remain in EURO STOXX® Select Dividend 30 Index. If the number is below 30, the highest ranked non-components are added until there are enough stocks.

The composition of the EURO STOXX® Select Dividend 30 Index is reviewed annually in March.

To maintain the number of components constant, a deleted stock is replaced with the highest-ranked non-component on the selection list. The selection list is updated on a quarterly basis according to the review component selection process. The restrictions on the maximum count per country are applied. If a company is deleted from the EURO STOXX® Index between the annual review dates, but is still a component of the STOXX® Global TMI, the stock will remain in the EURO STOXX® Select Dividend 30 Index until the next annual review, provided that it still meets the requirements for the EURO STOXX® Select Dividend 30 Index.

If STOXX Limited becomes aware of dividend data changes for the components of the EURO STOXX® Select Dividend 30 Index, the following index adjustments may occur. The timing of the index adjustment depends on the changes in the dividend data. If the company cancels one of its dividends, the company will be deleted from the EURO STOXX® Select Dividend 30 Index, the replacement announced immediately, implemented two trading days later and become effective the next trading day. If the company lowers its dividend, the company will remain in the EURO STOXX® Select Dividend 30 Index until the next selection list is available. If the company is ranked 60 or above on this selection list, it is retained. If it is ranked 61 or below on the selection list, it is removed and

PS-13 | Structured Investments

Uncapped Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX® Select Dividend 30 Index and the S&P MidCap 400® Index

replaced by the highest-ranked non- component on that selection list. The changes will be announced on the fifth trading day of the month together with the selection list and become effective on the first trading day after the third Friday of the month. The weight factors for the new components will be published on the quarterly underlying data announcement based on previous day closing prices.

Spin-off stocks are not considered for immediate addition in the EURO STOXX® Select Dividend 30 Index. If the original company has a significantly lower dividend after the spin-off, then its status will be reviewed for fast exit as described above. In the case of mergers or takeovers, the original stock is replaced by the surviving stock, if it is ranked 60 or above on this selection list. If the stocks of the surviving company is ranked 61 or below on the selection list, the original stocks are replaced with the highest-ranked non-component on the selection list.

EURO STOXX® Select Dividend 30 Index Calculation

The EURO STOXX® Select Dividend 30 Index is weighted based on the components’ stock prices and weighting factors. The formula for calculating the EURO STOXX® Select Dividend 30 Index value can be expressed as follows:

Where:

= Index level at time (t)
t	= Time the index is computed
n	= Number of companies in the index
= Price of company (i) at time (t)
= Weighting factor of company (i) at time (t)
= Weighting cap factor of company (i) at time (t)
= Divisor of the index at time (t)

The weighting factor for each component stock of the EURO STOXX® Select Dividend 30 Index is calculated based on net-dividend yields, as follows:

Where:

wi	= weight of company i
Di	= net dividend of company i
pi	= closing price of company i
Dj	= net dividend of company j
pj	= closing price of company j
N	= number of index components

The weighting factors are published on the second Friday in March, one week prior to quarterly review implementation using Thursday’s closing prices.

The weighting cap factor for each component stock of the EURO STOXX® Select Dividend 30 Index is determined as follows:

Weighting cap factor = (1,000,000,000 × initial weight / closing price of the stock in EUR), rounded to integers.

An additional cap factor of 15% applies. All weighting cap factors are reviewed quarterly.

The EURO STOXX® Select Dividend 30 Index is also subject to a divisor, which is adjusted to maintain the continuity of EURO STOXX® Select Dividend 30 Index values despite changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

PS-14 | Structured Investments

Uncapped Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX® Select Dividend 30 Index and the S&P MidCap 400® Index

(1) Special cash dividend:

Cash distributions that are outside the scope of the regular dividend policy or that the company defines as an extraordinary distribution

Adjusted price = closing price – dividend announced by the company × (1 – withholding tax if applicable)

Divisor: decreases

(2) Split and reverse split: Adjusted price = closing price × A / B New weighting factor = old weighting factor × B / A Divisor: unchanged

(3) Rights offering:

If the subscription price is not available or if the subscription price is equal to or greater than the closing price on the day before the effective date, then no adjustment is made.

For standard rights issues:

Adjusted price = (closing price × A + subscription price × B) / (A + B)

New weighting factor = old weighting factor × closing price / adjusted price

Divisor: unchanged

(4) Stock dividend: Adjusted price = closing price × A / (A + B) New weighting factor = old weighting factor × (A + B) / A Divisor: unchanged	(5) Stock dividend (from treasury stock): Adjusted only if treated as extraordinary dividend. Adjusted close = close – close × B / (A + B) Divisor: decreases
(6) Stock dividend of another company: Adjusted price = (closing price × A – price of other company × B) / A Divisor: decreases

(7) Return of capital and share consolidation:

Adjusted price = (closing price – capital return announced by company × (1-withholding tax)) × A / B

New weighting factor = old weighting factor × B / A

Divisor: decreases

PS-15 | Structured Investments

Uncapped Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX® Select Dividend 30 Index and the S&P MidCap 400® Index

(8) Repurchase of shares / self-tender:

Adjusted price = ((price before tender × old number of shares) – (tender price × number of tendered shares)) / (old number of shares – number of tendered shares)

New weighting factor = old number of weighting factor × closing price / adjusted price

Divisor: decreases

(9) Spin-off: Adjusted price = (closing price × A – price of spun-off shares × B) / A New weighting factor for the spin-off = weighting factor of the parent company × B / A Divisor: decreases

(10) Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held.

- If rights are applicable after stock distribution (one action applicable to other):

Adjusted price = (closing price × A + subscription price × C × (1 + B / A)) / ((A + B) × ( 1 + C / A))

New weighting factor = old weighting factor × closing price / adjusted price

Divisor: increases

- If stock distribution is applicable after rights (one action applicable to other):

Adjusted price = (closing price × A + subscription price × C) /((A + C) × (1 + B / A))

New weighting factor = old weighting factor × closing price / adjusted price

Divisor: increases

- Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price × A + subscription price × C) / (A + B + C)

New weighting factor = old weighting factor × closing price / adjusted price

Divisor: increases

(11) Addition / deletion of a company: No price adjustments are made. The net change in units determines the divisor adjustment.

License Agreement

JPMorgan Chase & Co. or its affiliate has entered into an agreement with STOXX Limited (“STOXX”) providing it and certain of its affiliates or subsidiaries, including us, with a non-exclusive license and, for a fee, with the right to use the EURO STOXX® Select Dividend 30 Index, which is owned and published by STOXX Limited, in connection with certain financial products, including the notes.

STOXX and its licensors (the “Licensors”) have no relationship to us, other than the licensing of the EURO STOXX® Select Dividend 30 Index and the related trademarks for use in connection with the notes.

STOXX and its Licensors do not:

•	sponsor, endorse, sell or promote the notes;
•	recommend that any person invest in the notes or any other financial products;

PS-16 | Structured Investments

Uncapped Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX® Select Dividend 30 Index and the S&P MidCap 400® Index

•	have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes;
•	have any responsibility or liability for the administration, management or marketing of the notes; or
•	consider the needs of the notes or the holders of the notes in determining, composing or calculating the EURO STOXX® Select Dividend 30 Index or have any obligation to do so.

STOXX and its Licensors will not have any liability in connection with the notes. Specifically,

•	STOXX and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about:
•	The results to be obtained by the notes, the holders of the notes or any other person in connection with the use of the EURO STOXX® Select Dividend 30 Index and the data included in the EURO STOXX® Select Dividend 30 Index;
•	The accuracy or completeness of the EURO STOXX® Select Dividend 30 Index and its data; or
•	The merchantability and the fitness for a particular purpose or use of the EURO STOXX® Select Dividend 30 Index and its data;
•	STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the EURO STOXX® Select Dividend 30 Index or its data; and
•	Under no circumstances will STOXX or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its Licensors knows that they might occur.

The licensing agreement with STOXX is solely for the benefit of the parties to that agreement and not for the benefit of the holders of the notes or any other third parties.

PS-17 | Structured Investments

Uncapped Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX® Select Dividend 30 Index and the S&P MidCap 400® Index